EXHIBIT (8)(m)(3)

AMENDMENT No. 7 TO PARTICIPATION AGREEMENT (JP MORGAN)

Amendment No. 7 to the Participation Agreement

This Amendment No. 7 is made effective May 1, 2011 and is incorporated in and made a part of the Participation Agreement (“the Agreement”) made as of the 2nd day of August, 1999 by and among TRANSAMERICA LIFE INSURANCE COMPANY, formerly PFL Life Insurance Company, and Transamerica Financial Life Insurance Company (individually, the “Company,” and collectively, “the Companies”), JPMORGAN INSURANCE TRUST, formerly One Group Investment Trust (the “Trust”), JPMORGAN INVESTMENT MANAGEMENT, INC., (the “Adviser”) and JPMORGAN FUNDS MANAGEMENT INC., formerly One Group Administrative Services, Inc. (the “Services Company”).

All terms that are not defined in this Amendment shall have the same meanings as the same terms used in the Agreement. The Agreement is amended as follows:

1. Schedule A. Schedules A of the Agreement is hereby deleted in its entirety and replaced with the following Schedule A:

SCHEDULE A

INSURANCE COMPANIES, SEPARATE ACCOUNTS, CONTRACTS, AND PORTFOLIOS

Insurance Company	Name of Separate Account and Date Established by Board of Directors	Contract/Policy	Portfolios (Class 1 Shares)
Transamerica Life Insurance Company	Retirement Builder Variable Annuity Account March 29, 1996	The One® Income AnnuitySM

JPMorgan Insurance Trust Core Bond Portfolio

JPMorgan Insurance Trust U.S. Equity Portfolio

JPMorgan Insurance Trust Mid Cap Growth Portfolio

JPMorgan Insurance Trust Equity Index Portfolio

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio

JPMorgan Insurance

1

Insurance Company	Name of Separate Account and Date Established by Board of Directors	Contract/Policy	Portfolios (Class 1 Shares)
Trust Intrepid Growth Portfolio JPMorgan Insurance Trust Mid Cap Value Portfolio

Transamerica Financial Life Insurance Company	Separate Account VA BNY September 27, 1994	Transamerica LandmarkSM NY Variable Annuity (aka Transamerica LandmarkSM Select NY)

JPMorgan Insurance Trust International Equity Portfolio

JPMorgan Insurance Trust Core Bond Portfolio

JPMorgan Insurance Trust U.S. Equity Portfolio

JPMorgan Insurance Trust Mid Cap Value Portfolio

JPMorgan Insurance Trust Small Cap Core Portfolio

Transamerica Life Insurance Company	PFL Corporate Account One October 10, 1998	Advantage V Advantage VI

JPMorgan Insurance Trust Core Bond Portfolio

JPMorgan Insurance Trust International Equity Portfolio

JPMorgan Insurance Trust Diversified Equity Portfolio

JPMorgan Insurance Trust Small Cap Core Portfolio

Transamerica Life	Transamerica Corporate	Advantage X	JPMorgan Insurance

Insurance Company	Name of Separate Account and Date Established by Board of Directors	Contract/Policy	Portfolios (Class 1 Shares)
Insurance Company	Separate Account Sixteen June 16, 2003		Trust Core Bond Portfolio JPMorgan Insurance Trust International Equity Portfolio

(Continued) Transamerica Life Insurance Company	(Continued) Transamerica Corporate Separate Account Sixteen June 16, 2003	(Continued) Transamerica Corporate Separate Account Sixteen June 16, 2003	JPMorgan Insurance Trust Diversified Equity Portfolio

2. Section 11.2 of Article XI of the Agreement is hereby deleted in its entirety and amended to read as follows:

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement or to comply with applicable law. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order. In addition, notwithstanding the foregoing, each party to this Agreement may provide Confidential Information to a regulatory agency that has jurisdiction over such party or its affiliates at the request of such regulatory agency so long as doing so is not in violation of applicable law. Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement, appropriate policies and procedures reasonably designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take prompt and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to promptly notify the owner regarding such breach; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of personal information of an owner’s customers, and (ii) appropriate security measures to protect personal information of an owner’s customers, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal and state laws and regulations relating to personal information security.

The provisions found in this Article 13 on Confidential Information will survive any expiration or termination of the Agreement.

Except to the extent modified by the Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

(Signatures on following page)

Transamerica Life Insurance Company

Authorized Signer: /s/ Arthur D. Woods
Name: Arthur D. Woods
Title: Vice President

Transamerica Financial Life Insurance Company

Authorized Signer: /s/ Arthur D. Woods
Name Arthur D. Woods
Title: Vice President

JPMorgan Insurance Trust

Authorized Signer: /s/ Jeffrey D. House
Name: Jeffrey D. House
Title: Assistant Treasurer

J.P. Morgan Investment Management Inc.

Authorized Signer: /s/ Gary J. Madich
Name: Gary J. Madich
Title: Managing Director

JPMorgan Funds Management Inc.

Authorized Signer: /s/ Robert L. Young
Name: Robert L. Young
Title: Vice President